                                             CONFIDENTIAL MATERIAL OMITTED
                                             AND FILED SEPARATELY WITH THE
                                             SECURITIES AND EXCHANGE COMMISSION.
                                             ASTERISKS DENOTE SUCH OMISSIONS.




                                                                 EXHIBIT 10.28
                 ----------------------------------------------

                           VIBRIOVEC LICENSE AGREEMENT

                 ----------------------------------------------


This Agreement is entered as of this 1st day of December, 1997 (the "EFFECTIVE DATE") into BY AND AMONG:

         VIRUS RESEARCH INSTITUTE, INC., a company organized and existing under the laws of the State of Delaware, having its principal place of business at 61, Moulton Street, Cambridge, Massachusetts, USA,

         (hereinafter referred to as "VRI")

AND

         MERIEUX ORAVAX S.N.C., a societe en nom collectif organized and existing under the laws of the Republic of France, registered at the Registre du Commerce et des Societes in Lyon under No. RCS Lyon B 404 337 172, with a capital of 52.000.000 French Francs, whose registered head-office is located at 58, avenue Leclerc, 69007 Lyon, France,

         ORAVAX MERIEUX CO., a general partnership organized and existing under the laws of the State of Massachussetts, having its principal place of business at 38, Sidney Street, Cambridge, Massachussetts, USA,

         (the parties numbered and above are individually and collectively hereinafter referred to as "LICENSEE" or "HPC")

                                   WITNESSETH

WHEREAS, VRI has developed certain confidential and/or proprietary information, patents and patent applications and material relating to a vaccine delivery system that uses an attenuated form of Vibrio cholerae as a vector for the oral delivery of antigens ("VIBRIOVEC") which may present an interest in connection with vaccination against, and immunotherapy of, Helicobacter pylori infections;

WHEREAS, HPC are joint venture entities created and equally owned and controlled by OraVax, Inc. of Cambridge, Massachussetts, USA, ("ORAVAX") and Pasteur Merieux Serums & Vaccins S.A. -a Pasteur Merieux Connaught company- of Lyon, France ("PMC") for the purpose of researching, developing, manufacturing and distributing products for active immunization against Helicobacter pylori infections and prevention, treatment and cure of associated diseases and conditions in humans;

WHEREAS, HPC wishes to acquire from VRI certain licenses in order to have the right to use VibrioVec in connection with vaccines against Helicobacter pylori infections, and VRI is willing to grant such licenses to HPC, subject to the terms of and conditioned upon this Agreement;

NOW, THEREFORE, in consideration of the premises herein and for other good and valuable consideration, the Parties hereto, intending to be legally bound, agree as follows:


ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1. DEFINITIONS: For the purposes of this Agreement the following words and phrases shall have the following meanings:

         (a) "AFFILIATE" means, with respect to any Person, (i) any other Person of which the securities or other ownership interests representing fifty per cent (50 %) or more of the equity or fifty per cent (50%) or more of the ordinary voting power or fifty per cent (50%) or more of the general partnership interest are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person (a "SUBSIDIARY"), or (ii) any other Person which, at the time such determination is being made, is Controlling, or under common Control with, such Person. As used herein, the term "Control", whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, it is hereby recorded that, notwithstanding the definition contained in this Section 1.1.(a), the two HPC entities are Affiliates of both OraVax and PMC and of each other, and that OraVax and PMC are each Affiliates of the two HPC entities.

         (b) "AGREEMENT" means this agreement, all amendments and supplements to this Agreement and all schedules to this Agreement, including the following:

                  SCHEDULE A - LICENSED PATENTS,
                  SCHEDULE B - List of HPC Antigens.
                  APPENDIX A - Terms and conditions applicable to research
                               contract.
                  APPENDIX B - Terms and conditions applicable to VECTOR supply.

         (c) "CALENDAR QUARTER" means any of the three-month periods beginning January 1, April 1, July 1 and October 1 in any year.

         (d) "VECTOR" means a vaccine delivery system that uses an attenuated form of the bacterium Vibrio cholerae as a vector for the oral delivery of antigens, known as VibrioVec;

         (e) "VECTOR IMPROVEMENTS" means all patentable or non-patentable inventions, discoveries, technology and information of any type whatsoever, which add to the knowledge of the VECTOR or its properties in general as a delivery system or an immunoadjuvant, as the case may be, for use in the Field of Use, including without limitation compositions, molecules derived from VECTOR, methods, processes, technical information, knowledge, experience and know-how.

         (f)      "CONFIDENTIAL INFORMATION" has the meaning ascribed to it in
                  Section 8.1. of this Agreement.

         (g)      "EVENT OF FORCE MAJEURE" has the meaning ascribed to it in
                  Article 12 of this Agreement.

         (h) "FIELD OF USE" means the use of VRI Technology for the formulation of products for active immunization against Helicobacter pylori infections in humans and, by such immunization, the prevention, treatment and cure of associated diseases and conditions.

         (i) "FIRST COMMERCIAL SALE" means, in each country of the Territory, the first sale of a PRODUCT in commercial quantities by LICENSEE, its Affiliates or Sublicensees, to Third-Parties, in each case for use or consumption of such PRODUCT in such country by the general public.

         (ii)     "JOINT INVENTIONS" has the meaning ascribed to it in Section
                  9.1 hereof.

         (j) "LICENSE" has the meaning ascribed to it in Section 2.1.1. of this Agreement.

         (k) "LICENSED KNOW-HOW" means any and all technical information, discoveries, improvements, processes, formulae, data, engineering, technical and shop drawings, inventions, Materials, shop-rights, know-how and trade secrets, in each case which is Confidential Information at the time of disclosure according to Article 8, is identified in accordance with Section 2.3.3. of this Agreement as related to VECTOR and which is useful or necessary to make, have made, use or sell PRODUCTS or to practice under the LICENSED PATENTS in the Field of Use, which have been, or hereafter are, either developed by VRI or its Affiliates, or the rights to which in the Field of Use have been acquired by VRI or its Affiliates and to which VRI or its Affiliates have a transferable interest. Without prejudice to the generality of the foregoing, LICENSED KNOW-HOW shall include, with respect to VECTOR, chemical and analytical methods and data, VECTOR specifications, and pharmacological and toxicological methods and data.

         (l)      "LICENSED PATENTS" means:

                  (i) any existing patents and patent applications listed in SCHEDULE A to this Agreement;

                  (ii) any future patents issued from any patent applications referred to in Paragraph 1.1.(l).(i) above and any future patents issued from a patent application filed in any country in the Territory which corresponds to a patent or patent application identified in Paragraph 1.1.(l).(i) above;

                  (iii) any reissues, confirmations, renewals, extensions, counterparts, divisions or continuations issued, assigned or licensed to VRI or its Affiliates of or relating to the patents or patent applications identified in Paragraph 1.1.(l).(i) and (ii) above;

                  (iv) any future patents and patent applications covering VRI VECTOR Improvements solely or jointly owned or licensed by VRI or its Affiliates with the right to sublicense.

         (m) "LICENSEE VECTOR IMPROVEMENTS" means VECTOR Improvements which are conceived, developed or reduced to practice during the term of this Agreement solely or jointly by employees or contractors acting on behalf of LICENSEE, its Affiliates or Sublicensees, to the extent and only to the extent that LICENSEE now has or hereafter shall have the right to grant licenses, immunities or other rights thereon. For avoidance of doubt, any technology developed by LICENSEE during the term and pursuant to this Agreement which relates to any HPC Antigen or Other Hp Antigen (rather than antigens in general), or to the combination of such specific antigen with VECTOR, or to the manufacturing of PRODUCTS shall not be included in LICENSEE VECTOR Improvements. LICENSEE VECTOR Improvements shall be deemed to include LICENSEE's interest in any Joint Inventions.

         (mm) "LPS" means Helicobacter pylori antigens which are lipopolysaccharides.

         (n) "MANUFACTURING KNOW-HOW" means any and all technical information, discoveries, improvements, processes, formulae, data, engineering, technical and shop drawings, inventions, shop-rights, know-how and trade secrets, in each case which is Confidential Information at the time of disclosure in the meaning of Article 8 hereof, is identified in accordance with
                  Section 2.3.3., which is owned or otherwise possessed by VRI or VRI's Affiliates and to which VRI or its Affiliates have a transferable interest, and which is useful or necessary to make and have made VECTOR or to use VECTOR for the formulation of PRODUCTS or to practice under the LICENSED PATENTS to the extent such Patents relates to the manufacturing of VECTOR ; in particular, but without limiting the generality of the foregoing, Manufacturing Know-How shall include any and all information regarding the synthesis, manufacture, up-scaling and handling of VECTOR, any and all analytical procedures, procedures for and specifications of quality-assurance and quality-control.

         (o) "MATERIALS" shall mean any biological materials and chemical VECTOR including but not limited to structural genes, genetic sequences, promoters, enhancers, probes, linkage probes, vectors, hosts, plasmids, peptides, polypeptides, transformed cell lines, transgenic animals, proteins, biological modifiers, antigens, reagents, hybridomas, antibodies, toxins, lectins, enzymes, lipids, hormones, viruses, cells or parts of cells, cell lines, fragments of any of the foregoing and any other biologically active material or VECTOR, whether or not occurring naturally or howsoever derived, modified, conjugated, cross-linked, immobilized, reduced, purified or produced, whether by recombinant DNA techniques and/or otherwise.

         (p) "NET SALES" shall mean gross sales of PRODUCTS sold by LICENSEE, its Affiliates and Sublicensees to Third-Parties (including unaffiliated Third-Party distributors, except in the circumstances referred to in Section 6.3 hereof, and provided further that where a distributor is an Affiliate, but neither a Subsidiary of LICENSEE nor a Subsidiary of OraVax or PMC (other than HPC), such distributor shall be deemed a Third-Party for the purpose of calculating Net Sales hereunder) less, to the extent actually incurred or allowed:

                  (i) customary trade discounts, credits, rebates, returns (including, but not limited to, wholesaler and retailer returns);

                  (ii) excise taxes, other consumption taxes, customs duties and compulsory payments made to governmental authorities;

                  (iii) transportation, transit and insurance for transportation each to the extent separately invoiced and paid by LICENSEE.

         (q) "NOTICE OF DISPUTE" has the meaning ascribed to it in Section 17.4.(a) of this Agreement.

         (r) "OTHER HP ANTIGENS" means any antigens of Helicobacter pylori and genes encoding such antigens other than HPC Antigens and LPS.

         (s) "PARTIES" means LICENSEE and VRI, and "Party" means any one of them.

         (t) "PERSON" means an individual, corporation, partnership, trust, business trust, association, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

         (u) "PHASE III" means the first large scale safety and efficacy clinical trial relating to a PRODUCT.

         (v) "PLA" means a product license application filed with the European Medicines Evaluation Agency or its successor in the European Union, or any analogous or corresponding application filed with the governing health authority of any country or region (such as the Food and Drug Administration in the United States of America or the Agence du Medicament in France), for approval to market any PRODUCT for use or consumption in such country or region.

         (vv) "HPC ANTIGENS" means antigens of Helicobacter pylori (other than LPS), and genes encoding such antigens, which are listed in SCHEDULE B as being included in LICENSEE's research & development program, which list may be amended from time to time by written notice by LICENSEE to VRI (i) to add antigens which are included in LICENSEE's research & development program, in which case such antigens shall then become HPC Antigens and be treated as such for the purpose of this Agreement, PROVIDED, HOWEVER, that VRI has not previously granted a non-exclusive license to a Third-Party with respect to the use of VECTOR in combination with such antigens, or
                  (ii) to delete antigens which are excluded from such program, in which case such antigens shall become Other Hp Antigens and be treated as such for the purpose of this Agreement;

         (w) "PRODUCTS" means any and all vaccines for active immunization intended for use in the Field of Use which contain HPC Antigens (either alone, combined with each other or combined with Other Hp Antigens) or Other Hp Antigens (either alone or combined with each other), in each case formulated in combination with VECTOR.

         (ww)     "RESEARCH INVENTIONS" has the meaning ascribed to it in
                  Section 9.1 hereof which refers to Section 9 of APPENDIX A to this Agreement.

         (x) "ROYALTY TERM" means, with respect to each PRODUCT in each country in the Territory, the period of time equal to the longer of (a) ten (10) years from the date of First Commercial Sale of such PRODUCT in such country or (b) the term for which a Valid Patent Claim in such country remains in effect and, but for a license granted by this Agreement, would be infringed by the manufacture, use or sale of such PRODUCT in the Field of Use in such country.

         (xx) "SUBLICENSEE" means any Person acting pursuant to a sublicense granted to it by LICENSEE under the terms of this Agreement.

         (xxx)    "TERRITORY" means all countries in the world.

         (y) "THIRD-PARTY" means any Person other than LICENSEE, VRI and their respective Affiliates.

         (yy) "VALID PATENT CLAIM" means a claim of an issued and unexpired patent or patent application included in LICENSED PATENTS which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

         (z) "VRI VECTOR IMPROVEMENTS" means VECTOR Improvements which are conceived, developed or reduced to practice during the term of this Agreement solely or jointly by employees or contractors acting on behalf of VRI or its Affiliates, to the extent that VRI has now or hereafter shall have the right to grant licenses, immunities or other rights thereon. VRI VECTOR Improvements shall be deemed to include VRI's interest in any Joint Inventions.

         (zz) "VRI TECHNOLOGY" means the LICENSED PATENTS, the VECTOR, the Manufacturing Know-How, the LICENSED KNOW-HOW and the VRI VECTOR Improvements.

ARTICLE 2 - LICENSES

2.1.     GRANT OF LICENSES TO LICENSEE

2.1.1.   GRANT:

         Subject to and conditioned upon the provisions of this Agreement, VRI hereby grants to LICENSEE, and LICENSEE hereby accepts, the following licenses (collectively, the "LICENSE"):

         (i) a license in the Territory to make, have made, use and sell PRODUCTS under the LICENSED PATENTS and by using LICENSED KNOW-HOW and VRI VECTOR Improvements; and

         (ii) a license in the Territory to make, have made and use the VECTOR under the LICENSED PATENTS, and by using the Manufacturing Know-How and VRI VECTOR Improvements, in each case solely for the purpose of formulating PRODUCTS in the Field of Use.

2.1.2.   EXCLUSIVITY

         (i) HPC ANTIGENS. Subject to and conditioned upon the provisions of this Agreement, the LICENSE granted pursuant to this
                  Article II shall be exclusive (exclusive even as to VRI) to LICENSEE in the Field of Use with respect to PRODUCTS combining any VECTOR with any HPC Antigens (either alone, combined with each other or combined with Other Hp Antigens). Without limiting the generality of the foregoing, VRI covenants that during the term of this Agreement, neither VRI nor its Affiliates shall grant to any other Person any right, license or privilege to make, have made, use or sell PRODUCTS containing HPC Antigens (alone, or in combination with each other, or in combination with Other Hp Antigens), or to make, have made or use VECTOR, or to otherwise use or exploit VRI Technology, in connection with such PRODUCTS containing HPC Antigens (alone, or in combination with each other, or in combination with Other Hp Antigens).

         (ii) OTHER HP ANTIGENS. Subject to and conditioned upon the provisions of this Agreement, the LICENSE granted pursuant to this Article II shall be non-exclusive to LICENSEE in the Field of Use with respect to PRODUCTS combining any VECTOR with any Other Hp Antigens (alone or combined with each other), but only with such Other Hp Antigens. Such license shall be non-transferable and non-sub-licensable.

         (iii) For greater certainty, VRI has and retains all rights in and to the VRI Technology outside the Field of Use and LICENSEE has no rights in the VRI Technology outside the Field of Use. Further, the LICENSE shall not apply to nor cover any combination of an Helicobacter pylori vaccine with any other vaccine, or any Helicobacter pylori vaccine containing LPS.

2.1.3.   LICENSEE'S RIGHTS TO SUBLICENSE

         (i) LICENSEE shall have the right, with VRI's prior written consent (which consent shall not be unreasonably withheld), to sublicense in the Field of Use to Third-Parties all or any portion of the rights to LICENSED PATENTS and LICENSED KNOW-HOW and VRI VECTOR Improvements granted to it pursuant to this Agreement under the exclusive LICENSE.

         (ii) LICENSEE shall have the right, without obtaining the further consent of VRI, to sublicense in the Field of Use all or any portion of the rights to the LICENSED PATENTS, the LICENSED KNOW-HOW, VRI VECTOR Improvements and/or the Manufacturing Know-How granted to it pursuant to this Agreement under both the exclusive and the non-exclusive LICENSE (i) to any or all of its Affiliates, and (ii) to any Person in any country of the Territory if required to do so by any governmental authority having jurisdiction in such country.

         (iii) LICENSEE agrees that all sublicenses granted by LICENSEE hereunder shall expressly bind Sublicensees to the terms of
                  Article 8, "Confidentiality" and to all other relevant provisions of this Agreement. In the event LICENSEE grants sublicenses, LICENSEE shall pay royalties to VRI as if Net Sales of the Sublicensees were Net Sales of LICENSEE and VRI shall be expressly made a third-party beneficiary thereof. LICENSEE shall be responsible for the performance by any Sub-licensee of all such terms, conditions and obligations.

         (iv) Any sublicenses granted by LICENSEE shall include a requirement that the Sublicensee maintains records and permits inspection on terms essentially identical to Section 5.2 hereof. At VRI's request, LICENSEE shall arrange for an independent certified public accountant selected by VRI to inspect the records of Sublicensees, at VRI's expense, for the purpose of verifying royalties due to VRI and shall cause such accountant to report the results thereof to VRI.

         (v) Any sublicenses granted by LICENSEE shall provide for the termination of the sublicense, or, if the Sublicensee is a Third-Party, at the option of such Sublicensee, the conversion to a license directly between such Sublicensee and VRI, upon termination of this Agreement under Article 10 (other than expiration under Section 10.1). Such conversion shall be subject to VRI's approval and contingent upon acceptance by the Sublicensee of the remaining provisions of this Agreement.

         (vi) LICENSEE shall notify VRI of each sublicense granted to Third-Parties and shall provide VRI with the name and address of each Sublicensee and a description of the PRODUCTS and territory covered by each sublicenses.

2.1.4.   SUBLICENSES TO LICENSEE.

         To the extent LICENSED PATENTS have been, or shall be, licensed by VRI from a Third-Party under an agreement with such Third-Party (a "Third-Party In-license"), HPC understands and agrees as follows:

         (i)- The rights sub-licensed to HPC by VRI are subject to the terms and conditions, restrictions, limitations and obligations of the relevant Third-Party In-license;

         (ii)- HPC shall comply with the terms and conditions, restrictions, limitations and obligations of such Third-Party In-license(s) to the extent HPC has been permitted to review such terms, conditions, restrictions, limitations and obligations. VRI shall give HPC, upon request, a reasonable opportunity to review the same except to the extent that confidentiality obligations towards Third-Parties may prevent VRI from doing so. In any event, VRI shall act reasonably in advising HPC of the scope of HPC's obligations pursuant to any relevant Third-Party In-license.

2.1.5    SUBCONTRACTING.

         Notwithstanding anything herein provided for to the contrary, LICENSEE shall be allowed to (i) sub-contract in whole or in part PRODUCTS development to Third-Parties such as, without limitation, clinical research organizations, (ii) appoint sales agents and distributors to promote, market and distribute PRODUCTS and (iii) sub-contract manufacturing of PRODUCTS and/or VECTOR with Affiliates, Third-Parties or with VRI, or VRI's Affiliates.

2.2.     LICENSES TO VRI.

         Subject to and conditional upon the provisions of this Agreement, LICENSEE shall grant to VRI a non-exclusive, sublicenseable, royalty-free, worldwide license to LICENSEE VECTOR Improvements for commercial use outside the Field of Use.

2.3.     PROCEDURES FOR PROVISION OF KNOW-HOW.

2.3.1.   DISCLOSURE OF TECHNOLOGY.

         (a)      BY VRI.

                  From time to time during the term of this Agreement, VRI shall disclose or cause its Affiliates to disclose to LICENSEE such VRI Technology as reasonably necessary to enable LICENSEE to develop, manufacture and commercialize PRODUCTS and to manufacture, have manufactured or use VECTOR for the formulation of PRODUCTS in the Field of Use on the terms and subject to the conditions of this Agreement. In addition, during the term of this Agreement, VRI shall, upon LICENSEE's reasonable request and with adequate notice to VRI, make available to LICENSEE at LICENSEE's or its Affiliates' manufacturing facilities or the facility of a Third-Party manufacturer who shall have contracted with LICENSEE to manufacture PRODUCTS or VECTOR, VRI's or VRI Affiliate's personnel to provide technical assistance to LICENSEE's personnel, or LICENSEE Affiliates' personnel or Third-Party manufacturer's personnel.

                  LICENSEE shall pay or have paid by its concerned Affiliates all expenses incurred by VRI or its Affiliates in connection with such technical assistance.

                  The technical assistance to be rendered by VRI and its Affiliates hereunder may include, upon reasonable request by LICENSEE, demonstration of Manufacturing Know-How at a VRI's or a VRI Affiliate's facility and disclosure of any and all sources of raw material and list and specifications of equipment and machinery used in the production of VECTOR according to the Manufacturing Know-How.

         (b)      BY LICENSEE.

                  From time to time during the term of this Agreement, LICENSEE shall disclose to VRI all LICENSEE VECTOR Improvements on the terms and subject to the conditions of the Agreement and in particular in accordance with Section 2.2. hereof.

2.3.2.   COMMUNICATION AMONG PARTIES.

         Each of LICENSEE and VRI shall appoint (a) specific individual(s) who shall be available and shall act as (a) liaison person(s) to facilitate the day-to-day communications among the Parties. The names and addresses of the liaison persons who shall act on behalf of each of the Parties shall be provided by each of the Parties to the other immediately following the execution of this Agreement. Each of LICENSEE and VRI agrees to notify the other in accordance with the terms of
         Section 17.1. of this Agreement in the event of a change in liaison person.

2.3.3.   IDENTIFICATION OF KNOW-HOW.

         The Parties agree that all information, VECTORS and Materials comprised in the Licensed Know-How to be transferred to LICENSEE pursuant to this Agreement shall be so transferred in the case of written information, by memoranda bearing the mention "Confidential", and, in the case of Materials, by clearly marked and numbered containers. LICENSEE shall designate an individual who shall be responsible for receiving information and Materials from VRI and/or its Affiliates and the Parties agree that such information and Materials shall in all cases (except where the Parties agree otherwise) be sent solely to the attention of such individual. Upon receipt of information and/or Materials, the designated individual shall, on behalf of LICENSEE, send an acknowledgement to VRI and/or its Affiliates confirming receipt of information and/or Materials. The Parties agree that they shall in good faith work together to establish and maintain a system to record the transmission of information and/or Materials under this Agreement and make all commercially reasonable efforts to ensure such system is followed.

2.3.4.   CONFIDENTIALITY.

         All information transferred pursuant to this Agreement shall be deemed to be "Confidential Information" in accordance with Section 8.1.

2.3.5.   SUPPLY OF VECTOR.

         VRI hereby represents and warrants that any and all quantities of VECTOR which may be supplied hereunder by VRI or its Affiliates to LICENSEE for use in clinical trials in humans shall be manufactured in accordance with current Good Manufacturing Practices (cGMP) as in force in the country where such VECTOR shall be manufactured and shall meet VECTOR specifications as shall be agreed otherwise by the Parties. The sole and exclusive remedy for LICENSEE under this paragraph shall be for VRI to provide replacement VECTOR complying with agreed-upon specifications, free of any charge, in quantity equal to LICENSEE's original order, except where VRI liability is established to be gross negligence or willful misconduct (and LICENSEE did not use VECTOR with knowledge of the non-compliance hereunder), in which case VRI shall indemnify LICENSEE as provided herein.

ARTICLE 3 - DEVELOPMENT AND COMMERCIALIZATION.

3.1.     DEVELOPMENT AND COMMERCIALIZATION EFFORTS.

         LICENSEE (i) shall use commercially reasonable efforts to diligently conduct such preclinical and clinical trials that are necessary or desirable to obtain all regulatory approvals to develop and commercialize such PRODUCTS, (ii) shall diligently develop and obtain necessary approval to market such PRODUCTS (including, as the case may be, pricing approval), and (iii) shall commence marketing and market such PRODUCTS in each country in which LICENSEE has received all applicable regulatory approvals therefor. LICENSEE shall comply with all applicable good laboratory, clinical and manufacturing practices in the development and commercialization of such PRODUCTS, and shall cause its Affiliates and subcontractors to do the same. LICENSEE shall be solely responsible for funding all costs of the development and commercialization of each such PRODUCTS.

3.2.     SUB-CONTRACTS TO VRI.

         LICENSEE and VRI have agreed to have part of the research and development work with respect to PRODUCTS sub-contracted to VRI pursuant to and in accordance with the terms and conditions set forth in APPENDIX A.

         LICENSEE and VRI may agree to have VECTOR manufacturing sub-contracted to VRI, in which case such contract manufacturing shall be subject to terms and conditions set forth in APPENDIX B.

3.3.     DEVELOPMENT AND COMMERCIALIZATION REPORTS.

         During the term of this Agreement, LICENSEE shall keep VRI reasonably informed as to the progress of the development of PRODUCTS by notifying VRI of completion of each significant step.

         In addition, LICENSEE agrees to update the list of HPC Antigens which constitute the Schedule B to this Agreement, on a quarterly basis, by indicating in writing

                                                         CONFIDENTIAL TREATMENT



         which Other Hp Antigens, if any, are included in such list and which HPC Antigens, if any, are excluded therefrom and then become Other Hp Antigens.

         All information disclosed by LICENSEE pursuant to this Section 3.3 shall be subject to Article 8 hereof.


ARTICLE 4 - ROYALTIES AND MILESTONES.

4.1.     EARNED ROYALTIES.

         During the Royalty Term, LICENSEE shall pay to VRI a royalty of [*].

4.2.     THIRD-PARTY ROYALTIES.

         If LICENSEE, its Affiliates or Sublicensees is required to pay royalties to any Third-Party in order to make, have made, use or sell a PRODUCT in a country or to make, have made or use VECTOR for use in such PRODUCT in such country, then the royalty set-forth in Section 4.1 hereof for such PRODUCT in such country shall be reduced by [*].

4.3.     SINGLE ROYALTY: NON-ROYALTY SALES.

         In no event shall more than one royalty be payable under Section 4.1. hereof with respect to a particular unit of PRODUCTS. No royalty shall be payable under this Article 4 with respect to sales of PRODUCTS among LICENSEE and its Affiliates (provided that where a distributor is an Affiliate, but neither a Subsidiary of LICENSEE nor a Subsidiary of OraVax or PMC -other than HPC-, such distributor shall be deemed a Third-Party), or among Sublicensees and their Affiliates, or among LICENSEE and its Affiliates, but a royalty shall be due upon the subsequent sale of the PRODUCTS to a Third-Party. No royalty shall be payable for (i) PRODUCTS used by LICENSEE, its Affiliates or Sublicensees, for research including, without limitation, in clinical trials, or (ii) customary quantities of PRODUCTS distributed as free samples.

4.4.     MILESTONE PAYMENTS.

         As additional consideration for the LICENSE, rights and privileges granted to it hereunder, LICENSEE shall pay to VRI the following milestone payments within thirty (30) days of the occurrence of each event set forth below (unless otherwise specified below), whether such events are achieved by LICENSEE, its Affiliates or Sublicensees:

         (a)      [*];




/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                         CONFIDENTIAL TREATMENT


         (b)     [*];

         (d)     [*];

         (e)     [*];

         (f)     [*].

         The above-mentioned milestone payments shall be payable only once each.

ARTICLE 5 - ROYALTY REPORTS AND ACCOUNTING.

5.1.     REPORTS, EXCHANGE RATES.

         During the term of this Agreement following the First Commercial Sale, LICENSEE shall furnish to VRI, with respect to each Calendar Quarter, a written report showing in reasonably specific detail, on a country-by-country basis, (a) the gross sales of PRODUCTS sold by LICENSEE, its Subsidiaries and its Sublicensees in the Territory during the corresponding Calendar Quarter and the calculation of Net Sales from such gross sales; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales of PRODUCTS; (c) the withholding taxes, if any, required by law to be deducted in respect of such royalties; (d) the date of the First Commercial Sale of PRODUCTS having occurred in each country in the Territory during the corresponding Calendar Quarter; and (e) the exchange rates used in determining the royalty amount expressed in United States dollars.

         With respect to sales (if any) of PRODUCTS invoiced in United States dollars, the gross sales, Net Sales, and royalties payable shall be expressed in United Sates dollars. With respect to sales of PRODUCTS invoiced in a currency other than United Sates dollars, the gross sales, Net Sales and royalties payable shall be expressed in the currency of the invoice issued by the Party making the sale together with the United States dollars equivalent of the royalty payable, calculated using the rate of exchange published in the WALL STREET JOURNAL for such currency on the last business day of the concerned Calendar Quarter.

         Reports and payments shall be due on the forty fifth (45th) day following the close of each Calendar Quarter. LICENSEE shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.





/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

5.2.     AUDITS.

5.2.1. Upon the written request of VRI and not more than once in each calendar year, LICENSEE shall permit an independent certified public accounting firm of internationally recognized standing, selected by VRI and reasonably acceptable to LICENSEE, at VRI's expense, to have access during normal business hours to such of the records of LICENSEE as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than three (3) years prior to the date of such request. The accounting firm shall disclose to VRI only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.


5.2.2. If such accounting firm concludes that additional royalties were owed during such period, LICENSEE shall pay the additional royalties within thirty (30) days of the date VRI delivers to LICENSEE such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by VRI; PROVIDED, HOWEVER, if the audit discloses that the royalties payable by LICENSEE for the audited period are more than one hundred and two percent (102%) of the royalties actually paid for such period, then LICENSEE shall pay the reasonable fees and expenses charged by such accounting firm.


5.2.3. LICENSEE shall include in each permitted sublicense granted by it pursuant to the Agreement a provision requiring the Sublicensee to make reports to LICENSEE, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by VRI's independent accountant to the same extent required with respect to LICENSEE's records under this Agreement.

5.2.4. Except in the case of circumstances which would have prevented an error or anomaly from being disclosed during the audit hereabove mentioned, such as fraud or other failure to provide accurate information, upon the expiration of three (3) years following the end of any calendar year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon VRI, and LICENSEE, its Affiliates and Sublicensees shall be released from any liability or accountability with respect to royalties for such year.


5.3.     CONFIDENTIAL FINANCIAL INFORMATION.

         VRI shall treat all financial information subject to review under this
         Article 5 or under any sublicense as confidential, and shall cause its accounting firm to retain all such financial information in confidence.



ARTICLE 6 - PAYMENTS.

6.1.     PAYMENT TERMS.

                                                         CONFIDENTIAL TREATMENT


         Royalties shown to have accrued by each royalty report provided for under Article 5 of this Agreement shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.2.     PAYMENT METHOD.

         Except as provided in this Section 6.2., all payments by LICENSEE to VRI under this Agreement shall be paid in United States dollars, and all such payments shall be made without deduction of bank transfer fees by bank wire transfer in immediately available funds to the following bank account:

------------------------------------------------------
        Bank         :  [*]


        Account No.  :  [*]
        Account name :  [*]
------------------------------------------------------

         or to any other bank account designated in writing from time to time by VRI to LICENSEE.

6.3.     EXCHANGE CONTROL.

         If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where PRODUCTS are sold, payment shall be made through such lawful means or method as the Parties reasonably shall determine or, at VRI's discretion, royalties shall be based on HPC sales (if any) to HPC's Subsidiary or Sublicensee in such country.

6.4.     WITHHOLDING TAXES.

         Royalties and milestone payments shall be paid by LICENSEE to VRI, after deduction of any applicable withholding taxes. Prior to any payment by LICENSEE to VRI, LICENSEE shall provide to VRI any forms required to attest VRI's fiscal domiciliation in order to allow LICENSEE to claim application of the reduced rate of withholding tax provided for in any applicable bilateral fiscal convention. VRI shall promptly return such forms to LICENSEE. In the event VRI fails to promptly return such forms duly filled and signed, LICENSEE shall declare and pay withholding tax at the common law rate of the applicable corporate income tax, and such tax shall then be deducted from the corresponding payment by LICENSEE to VRI. LICENSEE shall pay withholding tax to the proper taxing authority and proof of payment of such tax shall be secured and sent to VRI as evidence of such payment.

ARTICLE 7 - INFRINGEMENT ACTIONS BY THIRD-PARTIES.

If LICENSEE, VRI or their respective Affiliates, or LICENSEE's Sublicensees, is sued by a Third-Party for infringement of a Third-Party's patent because of the manufacture, use or sale of PRODUCTS or manufacture or use of VECTOR, the Party which has been sued shall promptly notify the other Party in writing of the institution of such suit, in which event the other Party shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to the Party(ies) that is(are) sued all evidences and assistance in its control.




/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

The Party controlling the suit may not settle the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling Party without the express written consent of the non-controlling Party. Any judgments, awards, settlements or damages payable with respect to legal proceedings covered by this Article 7 shall be paid by the Party against whom the award has been made.

ARTICLE 8 - CONFIDENTIALITY.

8.1.     NON-DISCLOSURE AND RESTRICTION-OF-USE OBLIGATIONS.

         Except as otherwise provided in this Article 8, during the term of this Agreement and for a period of ten (10) years after termination of this Agreement under Sections 10.3. or 10.4., each Party shall maintain in confidence, and use only for purposes as expressly authorized and contemplated by this Agreement, all information and data supplied by the other Party under this Agreement, including but not limited to LICENSED KNOW-HOW, Manufacturing Know-How and VECTOR Improvements. For purposes of this Article 8, information and data described above shall be hereinafter referred to as "CONFIDENTIAL INFORMATION".

8.2.     PERMITTED DISCLOSURES.

         To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, (i) a Party may disclose Confidential Information it is otherwise obligated under this Article 8 not to disclose, to its Affiliates, Sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis, provided that such Persons agree to keep the Confidential Information confidential and not use the Information for the same time period and to the same extent as such Party is required; and (ii) a Party may disclose such Confidential Information to governmental or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation or court order, or is reasonably necessary to obtain patents, copyrights or authorizations to conduct clinical trials with, or to commercially market PRODUCTS, provided that the disclosing Party shall provide written notice to the other Party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof.

         The obligation not to disclose or use Confidential Information shall not apply to any part of such Information (including LICENSED KNOW-HOW, Manufacturing Know-How and VECTOR Improvements) that (i) is or becomes patented, published or otherwise part of the public domain or publicly available other than by acts of the Party obligated not to disclose such Information, or of its Affiliates or Sublicensees, in contravention of this Agreement; (ii) is disclosed to the receiving Party or its Affiliates or Sublicensees by a Third Party, provided such Information was not obtained by such Third-Party directly or indirectly from the other Party, its Affiliates or Sublicensees, under or pursuant to this Agrement on a confidential basis and otherwise had a lawful right to disclose the information; (iii) prior to disclosure under the Agreement, was already in the possession of the receiving Party or its Affiliates or Sublicensees, provided such Information was not obtained directly or indirectly from the other Party under this Agreement; (iv) is independently developed by the receiving Party without reliance on the Confidential Information disclosed by the other Party hereunder, (v) is disclosed in a press release agreed to by both Parties hereto in accordance with Section 8.4. hereinafter or (vi) both Parties have agreed to publish.

8.3.     TERMS OF THE AGREEMENT.

         LICENSEE and VRI shall not disclose any terms or conditions of this Agreement to any Third-Party without the prior consent of the other Party, except (a) to Persons with whom LICENSEE or VRI has entered into or proposes to enter into a business relationship to which this Agreement is relevant and substantial, provided that such Persons shall enter into the required confidentiality agreement, or (b) as required by applicable laws, regulations or a court order, provided that the disclosing Party shall provide written notice to the other Party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof.

8.4.     PRESS RELEASES AND OTHER DISCLOSURES TO THIRD-PARTIES

         Neither VRI nor HPC shall, without the prior written consent of the other, issue any press release or make any other public announcement or furnish any statement to any Person (other than either Parties' respective Affiliates) concerning the existence of this Agreement and the transactions contemplated by this Agreement, except for (i) general statement referring to the existence of this Agreement, specifying the Field of Use and identity of the Parties but no other details, (ii) disclosures made in compliance with sections 8.2. and 8.3. hereof,
         (iii) attorneys, consultants, and accountants retained to represent them in connection with the transactions contemplated hereby or as may be reasonably necessary to either Party's bankers, investors, attorneys or other professional advisors in connection with a merger or acquisition, provided such advisors are bound by confidentiality obligations essentially identical to those provided for herein, and
         (iv) occasional, brief comments by the respective officers of HPC, OraVax, PMC and VRI consistent with such guidelines for public statements as may be mutually agreed by HPC and VRI made in connection with routine interviews with analysts or members of the financial press. In addition, either Party (after consultation with counsel) in its own right may make such further announcements and disclosures, if any, as may be required by applicable laws and regulations, in which case the Party making the announcement or disclosure shall use its best efforts to give advance notice to, and discuss such announcement or disclosure with, the other Party.

8.5. Notwihstanding anything else to the contrary, LICENSEE agrees that VRI Technology shall be used only for the research, development, manufacture, use and sale of PRODUCTS and that in the event that the LICENSE is terminated, LICENSEE agrees not to use VRI Technology and LICENSEE VECTOR Improvements for the research, development, manufacture, use or sale of any product or process including but not limited to PRODUCTS.

ARTICLE 9 - INVENTIONS AND PATENTS.

9.1.     OWNERSHIP OF INVENTIONS.

         The entire right and title to technology, whether or not patentable, and any patent applications or patents based thereon, made or conceived during the term of this Agreement (other than Research Inventions as defined in APPENDIX A attached hereto, if any), (a) by employees or others acting solely on behalf of VRI or its Affiliates, shall be owned solely by VRI, (b) by employees or others acting solely on behalf of LICENSEE or its Affiliates, shall be owned solely by LICENSEE, and (c) by both employees or others acting on behalf of LICENSEE or its Affiliates and on behalf of VRI or its Affiliates shall be jointly owned by LICENSEE and VRI (the "JOINT INVENTIONS"). Each Party promptly shall disclose to the other Party the making, conception or reduction to practice of VECTOR Improvements by employees or others acting on behalf of such Party. VRI and LICENSEE each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all VECTOR Improvements conceived or reduced to practice by such employees or other Persons. The provisions of this Section 9.1 are subject to
         Section 2.2 hereof.

9.2.     PATENT PROSECUTION AND MAINTENANCE.

         VRI shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance of all LICENSED PATENTS. VRI shall prepare, file, prosecute and maintain such LICENSED PATENTS in good faith consistent with its customary patent policy and its reasonable business judgement, and shall consider in good faith the interests of LICENSEE in so doing. LICENSEE shall re-imburse VRI a share of reasonable costs of prosecution and maintenance of all LICENSED PATENTS as far as such costs are borne by VRI in the normal course of business after the Effective Date and for so long as the LICENSE to the relevant LICENSED PATENTS continues in effect. Such share shall be an amount equal to the total of the costs mentioned hereinabove multiplied by a fraction having as a numerator one (1), and as a denominator the total number of licences granted by VRI to Third-Parties with respect to LICENSED PATENTS. VRI shall furnish to HPC an estimated yearly budget for such costs.

9.3.     ENFORCEMENT OF LICENSED PATENTS.

         In the event that LICENSED PATENTS are infringed by any Third-Party in the Field of Use, LICENSEE shall have the right, but not the obligation, to institute and prosecute any action or proceeding under LICENSED PATENTS with respect to such infringement, by counsel of its choice, including any declaratory judgement action arising from such infringement. Any amounts recovered from Third-Parties with respect to the LICENSED PATENTS in such action shall be retained by LICENSEE. LICENSEE shall not have the right to settle, compromise or take any action in such litigation which diminishes, limits or inhibits the scope, validity or enforceability of LICENSED PATENTS without the express permission of VRI. LICENSEE shall keep VRI advised of the progress of such proceedings.

         In the event that a Third-Party is infringing any LICENSED PATENTS in the Field of Use and LICENSEE does not elect to institute an action, VRI shall have the right, but not the obligation, to commence an infringement suit under the LICENSED PATENTS against such infringer and shall retain any recovery; provided that it so notifies LICENSEE.

ARTICLE 10 - TERM AND TERMINATION.

10.1.    EXPIRATION.

         Unless terminated earlier pursuant to this Article 10 or Article 12, the Agreement shall expire on the expiration of LICENSEE's obligations to pay royalties under the Agreement in accordance with the Royalty Term. Thereafter, LICENSEE and Sublicensees shall have a perpetual, fully paid-up, royalty-free, non-cancellable, worldwide license or sub-license (whichever is applicable) to the VRI Technology.

10.2. After First Commercial Sale of a PRODUCT or PRODUCTS in a country, royalties for any other PRODUCT or PRODUCTS introduced into such country will only be payable if a Valid Patent Claim is in effect in the United States or Europe at the time such PRODUCT or PRODUCTS are first offered for sale in such country, provided that if LICENSEE has ceased to sell a PRODUCT in a country prior to the payment of royalties in such country for ten (10) years, any additional PRODUCT or PRODUCTS sold in such country thereafter will be subject to royalties without regard to the existence of a Valid Patent Claim until VRI has received at least ten (10) years of Royalty payments in such country.

10.3.    TERMINATION BY LICENSEE.

         LICENSEE shall have the right at any time as from January 1, 1998, in its sole discretion, to terminate this Agreement, by giving not less than three (3) months' prior written notice to VRI of such termination.

10.4.    TERMINATION FOR CAUSE.

         (i) Either Party may terminate this Agreement, at its option, upon or after the breach of any material provision of the Agreement, if the breaching Party has not cured such breach within ninety (90) days after written notice thereof from the other Party.

         (ii) LICENSEE or VRI may terminate this Agreement upon written notice to the other party if the other party makes a general assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy or has a receiver or trustee appointed for substantially all of its property; PROVIDED that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other party consents thereto or such proceeding is not dismissed within ninety (90) days after the filing thereof.

                  Each of the parties hereto acknowledges and agrees that this Agreement (i) constitutes a license of Intellectual Property (as such term is defined in the United States Bankruptcy code, as amended (the "Code"), and (ii) is an executory contract, with significant obligations to be performed by each party hereto. The parties agree that LICENSEE may fully exercise all of its rights and elections under the Code, including, without limitation, those set forth in Section 365(n) of the Code. The parties further agree that, in the event that LICENSEE elects to retain its rights as a licensee under the Code, LICENSEE shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to LICENSEE not later than (a) the commencement of bankruptcy proceedings against VRI, unless VRI elects to perform its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of VRI.

10.5.    EFFECT OF EXPIRATION AND TERMINATION.

         Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 2.1.3.(v) and 9.1. and Articles 8 and 11 shall survive the expiration or termination of the Agreement.

ARTICLE 11 - INDEMNITY.

11.1.    DIRECT INDEMNITY.

11.1.1. Each Party shall indemnify and hold harmless the other Party, its Affiliates, and their respective directors, officers, shareholders, agents, consultants and employees from and against all Third-Party claims, demands, liabilities, damages and expenses, including attorneys' fees and costs (collectively, the "LIABILITIES") arising out of the breach of any material provision of this Agreement by, or an act or an omission of, the indemnifying Party, except to the extent such Liabilities resulted from the gross negligence, recklessness or intentional acts or omissions of the other Party.

11.1.2. LICENSEE shall defend, indemnify and hold harmless VRI, its Affiliates, licensors, their respective directors, officers, shareholders, agents, consultants and employees, from and against all Liabilities suffered or incurred arising out of any Third-Party claims in connection with the manufacture, design, testing, possession, distribution, use, sale or other disposition by or through LICENSEE, its Affiliates or Sublicensees of any PRODUCTS or VECTOR, except in each case to the extent such Liabilities resulted from the gross negligence, recklessness or intentional acts or omissions of VRI, and except where VRI's liability is established in accordance with EXHIBIT 1 to APPENDIX B attached hereto as far as supply of VECTOR is concerned.

11.2.    PROCEDURE.

         A Party (the "INDEMNITEE") that intends to claim indemnification under this Article 11 shall promptly notify the other Party (the "INDEMNITOR") of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; PROVIDED, HOWEVER, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings.

         The indemnity obligations under this Article 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11. The Indemnitee, its Affiliates, employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

ARTICLE 12 - FORCE MAJEURE.

No Party (or any of its Affiliates) shall be held liable or responsible to the other Party (or any of its Affiliates) nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (or any of its Affiliates) including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party (collectively, "EVENTS OF FORCE MAJEURE"); PROVIDED, HOWEVER, that the affected Party (i) shall immediately notify the other Party of the occurrence of any such Event of Force Majeure and (ii) shall exert all reasonable efforts to eliminate, cure or overcome any such Event of Force Majeure and to resume performance of its covenants with all possible speed; and PROVIDED, FURTHER, that nothing contained herein shall require any Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or proceeding by any governmental authority or any litigation by any Third-Party. Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of six (6) months, the affected Party shall promptly notify in writing the other Party of such Event of Force Majeure and within four (4) months of the other Party's receipt of such notice, the Parties agree to negotiate in good faith either (i) to resolve the Event of Force Majeure, if possible, (ii) to extend by mutual agreement the time period to resolve, eliminate, cure or overcome such Event of Force Majeure, (iii) to amend this Agreement to the extent reasonably possible, or (iv) to terminate this Agreement.

ARTICLE 13 - ASSIGNMENT.

This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred to any Third-Party by either Party without the consent of the other Party; PROVIDED, HOWEVER, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to any of its Affiliates or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

Without limiting the generality of the foregoing, without the prior written consent of LICENSEE, VRI shall not under any circumstances assign or transfer any VRI Technology in the Field of Use unless the assignee expressly agrees in writing that the LICENSE shall remain in full force and effect pursuant to its terms and such assignment shall not relieve the assignor of any of its obligations under this Agreement. Each Party acknowledges that the other Party would suffer irreparable injury in the event of any breach of this Article 13 and that therefore the remedy at law for any breach or threatened breach hereof by any Party shall be inadequate. Accordingly, upon a breach or threatened breach hereof by any Party, the other Party shall, in addition and without prejudice to any other rights and remedies it may have, be entitled as a matter of right, without proof of actual damages, to seek specific performance hereof and to such other injunctive or equitable relief to enforce or prevent any violations (whether anticipatory, continuing or future) hereof.

ARTICLE 14 - NOTIFICATION OF PATENT TERM RESTORATION - PATENT EXTENSIONS.

VRI shall notify LICENSEE of (a) the issuance of each U.S. patent included within the LICENSED PATENTS, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the LICENSED PATENTS which it receives as patent owner pursuant to the United States Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act"), including notices pursuant to sections 101 and 103 of the Act from Persons who have filed an abbreviated new drug application ("ANDA"). Such notices shall be given promptly, but in any event within five (5) calendar days of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. VRI shall notify LICENSEE of each filing for patent term restoration under the Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the LICENSED PATENTS.

Likewise, VRI or LICENSEE, as the case may be, shall inform the other Party of patent extensions and periods of data exclusivity in the rest of the world regarding any PRODUCTS and more generally the Parties shall diligently cooperate with respect to any procedures for patent and period of data exclusivity extensions, such as but not limited to Supplementary Protection Certificates, the above-mentioned Patent Term Restoration and corresponding GATT regulations.

ARTICLE 15 - ADVERSE EXPERIENCE REPORTING.

During the term of the Agreement, each Party shall notify the other immediately of any information (howsoever obtained and from whatever source) concerning any unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of PRODUCTS and, to the extent feasible, any other product containing VECTOR (hereinafter, a "PRODUCT"), or VECTOR. For purposes of this Article 15, "UNEXPECTED" shall mean (x) for a non-marketed Product, an experience that is not identified in nature, severity or frequency in the current clinical investigator's confidential information brochure, and (y) for a marketed Product, an experience which is not listed in the current labeling for such Product, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labelling but differs from the event because of increased frequency or greater severity or specificity.

Each Party further shall immediately notify the other of any information received regarding any threatened or pending action by an agency which may affect the safety and efficacy claims of a Product. Upon receipt of any such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting either Party's right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation.

ARTICLE 16 - SEVERABILITY.

Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

ARTICLE 17 - MISCELLANEOUS.

17.1.    NOTICES.

         Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile and promptly confirmed by personal delivery, first class air mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

         ~ IF TO VRI:

           VIRUS RESEARCH INSTITUTE, INC.
           61 Moulton Street
           Cambridge MA 02138 USA
           Attention: President

           Telefax: (617) 864-6334
           Telephone: (617) 864-6232

         ~ IF TO LICENSEE:

           MERIEUX ORAVAX S.N.C.
           c/o PASTEUR MERIEUX Serums & Vaccins S.A.
           58, avenue Leclerc
           69007 Lyon, France
           Attention: Senior Vice-President, Legal & Corporate Affairs and General Counsel, Legal Department
           Telefax: 33.4.72.73.70.61
           Telephone: 33.4.72.73.77.84


           ORAVAX MERIEUX CO.
           c/o ORAVAX, INC.
           38, Sidney Street
           Cambridge, MA 02139, USA;
           Attention: President & Chief Executive Officer
           Telefax: (617) 494-1741
           Telephone: (617) 494-1339

17.2.    APPLICABLE LAW.

         The Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, without regard to the conflict of law principles thereof.

17.3.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

17.3.1.  REPRESENTATIONS AND WARRANTIES OF MERIEUX ORAVAX S.N.C.

         (a) Merieux OraVax S.N.C. is a Societe en Nom Collectif duly organized and existing under the laws of France, with the corporate power to own, lease and operate its properties and to carry on its business as now conducted.

         (b) Merieux OraVax S.N.C. has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         (c) The execution, delivery and performance of this Agreement by Merieux OraVax S.N.C. does not conflict with or contravene the statuts of Merieux OraVax S.N.C., nor will the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitle any party thereto to terminate, any material agreement or instrument to which Merieux OraVax S.N.C. is a party, or by which any of its assets or properties are bound.

         (d) This Agreement has been duly authorized, executed and delivered by Merieux OraVax S.N.C. and constitutes a legal, valid and binding agreement of Merieux OraVax S.N.C., enforceable against Merieux OraVax S.N.C. in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

17.3.2.  REPRESENTATIONS AND WARRANTIES OF ORAVAX MERIEUX CO.

         (a) OraVax Merieux Co. is a General Partnership duly organized and existing under the laws of the State of Massachusetts, with the corporate power to own, lease and operate its properties and to carry on its business as now conducted.

         (b) OraVax Merieux Co. has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         (c) The execution, delivery and performance of this Agreement by OraVax Merieux Co. does not conflict with or contravene the by-laws of OraVax Merieux Co., nor will the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitle any party thereto to terminate, any material agreement or instrument to which OraVax Merieux Co. is a party, or by which any of its assets or properties are bound.

         (d) This Agreement has been duly authorized, executed and delivered by OraVax Merieux Co. and constitutes a legal, valid and binding agreement of OraVax Merieux Co., enforceable against OraVax Merieux Co. in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

17.3.3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF VRI.

         (a) VRI is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware, with the corporate power to own, lease and operate its properties and to carry on its business as now conducted.

         (b) VRI has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         (c) The execution, delivery and performance of this Agreement by VRI does not conflict with or contravene its certificate of incorporation or by-laws, nor will the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitle any party thereto to terminate, any material agreement or instrument to which VRI is a party, or by which any of its assets or properties are bound.

         (d) This Agreement has been duly authorized, executed and delivered by VRI and constitutes a legal, valid and binding agreement of VRI, enforceable against VRI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

         (e) All LICENSED PATENTS listed on SCHEDULE A have been registered in, filed in or issued by the appropriate patent offices of each jurisdiction as indicated on such SCHEDULE A, and in each case is currently in effect and all maintenance fees and renewals thereof have been duly made with respect thereto. VRI owns or has full and exclusive rights to use and exploit under licenses (and to license or sublicense) all its rights under such LICENSED PATENTS and the LICENSED KNOW-HOW. There have been no material claims made against VRI asserting the invalidity or unenforceability of, or with respect to such LICENSED PATENTS , the misuse of such LICENSED PATENTS or the LICENSED KNOW-HOW, nor is VRI aware that any such claims exist. VRI has not received a notice of conflict of such LICENSED PATENTS or the LICENSED KNOW-HOW with the asserted rights of others, or otherwise challenging its rights to use any of such LICENSED PATENTS, or the LICENSED KNOW-HOW. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY OF ANY PATENT RIGHTS ISSUED OR PENDING.

17.4.    DISPUTE RESOLUTION.

         The Parties agree that if any dispute or disagreement arises between LICENSEE on the one hand and VRI on the other in respect of this Agreement, they shall follow the following procedure in an attempt to resolve the dispute or disagreement.

         (a) The Party claiming that such a dispute exists shall give notice in writing ("NOTICE OF DISPUTE") to the other Party of the nature of the dispute;

         (b) Within twenty eight (28) business days of receipt of a Notice of Dispute, a nominee or nominees of LICENSEE and a nominee or nominees of VRI shall meet in person and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they shall use their reasonable endeavours to resolve the dispute;

         (c) If, within a further period of twenty eight (28) business days, the dispute has not been resolved or if, for any reason, the required meeting has not been held, then the Parties agree that any dispute shall be referred to an arbitrator appointed by agreement of VRI and LICENSEE or, if no such agreement is reached within sixty (60) business days after a Party commences the arbitration, then by a panel of three arbitrators, with each of LICENSEE and VRI to select one arbitrator and those two arbitrators to select the third. If all three arbitrators have not been selected within sixty (60) business days after a Party commences the arbitration, then the Parties agree to abide by the selection of the remaining arbitrator to be named by a representative of the International Chamber of Commerce.

                  The Parties agree that the Rules of the International Chamber of Commerce shall govern such arbitration and that any decision of the arbitrators shall be final and binding and shall be enforceable in any court of competent jurisdiction worldwide (regardless of whether one of the Parties fails or refuses to participate in the arbitration) and shall be enforced pursuant to the New-York Convention on the Recognition and Enforcement of Arbitral Awards. The Parties agree that all arbitrations shall be conducted in the English language and that the exclusive venue of all arbitrations shall be in London, England. The Party determined by the arbitrators to be the Party substantially prevailing in the arbitration shall be entitled to recover its legal and consultants' fees and other costs reasonably incurred in connection with the arbitration (as determined by the arbitrators); and

         (d) in the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts shall be paid promptly when due and the balance, if any, promptly after resolution of the dispute.

17.5.    ENTIRE AGREEMENT.

         This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made [-] are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

17.6.    INDEPENDENT CONTRACTORS.

         VRI and LICENSEE each acknowledge that they shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither VRI nor LICENSEE shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

17.7.    AFFILIATES.

         Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, such Affiliates, as though such Affiliates were expressly named as joint obligors hereunder.

17.8.    WAIVER.

         The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

17.9.    NO IMPLIED LICENCE.

         Nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by LICENSEE to VRI, or by VRI to LICENSEE, of any license to, or interest in, or other rights under any patent, patent application, proprietary know-how, trade secrets or other intellectual property rights owned or possessed by LICENSEE or VRI, whichever is applicable, except as expressly provided for herein.

17.10.   COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.


For VIRUS RESEARCH INSTITUTE, INC.



By: /S/ J. Barrie Ward
   -------------------------
Name:  J. Barrie WARD
Title: Chairman & Chief Executive Officer.


For MERIEUX ORAVAX S.N.C.



By: /s/ Jean-Jacques Bertrand
    ---------------------------------------

Name: PASTEUR MERIEUX Serums & Vaccins S.A.
      Associe Gerant, represented by Jean-Jacques BERTRAND,
      Chairman, President & Chief Executive Officer



By: /s/ Lance K. Gordon
   ---------------------------------------
Name: ORAVAX JVM, Inc., Associe, represented by
      Lance K. GORDON, President and Chief Executive Officer

For ORAVAX MERIEUX, CO.


By:     /s/ Herve Tainturier
       ---------------------------------------
Name:  MERIEUX AMERICA HOLDINGS, Inc.
       General Partner, represented by Herve TAINTURIER, President



By:     /s/ Lance K. Gordon
       ---------------------------------------
Name:  ORAVAX JVM, Inc., general partner,
       represented by Lance K. GORDON, President



OraVax and PMC each hereby guarantee that their respective Affiliates, including but not limited to Merieux OraVax S.N.C. and OraVax Merieux Co., shall perform all obligations which are expressly imposed upon them pursuant to and in accordance with this Agreement, and that OraVax and PMC shall each be bound by the terms and conditions of this Agreement imposed on LICENSEE as if OraVax and PMC were parties to this Agreement.



For ORAVAX INCORPORATED


By:    /s/ Lance K. Gordon
      ---------------------------------------
Name:  Lance K. GORDON
Title: President & Chief Executive Officer


For PASTEUR MERIEUX SERUMS & VACCINS S.A.


By:      /s/ Jean-Jacques Bertrand
        ------------------------------------
Name:  Jean-Jacques BERTRAND
Title: Chairman, President & Chief Executive Officer.

                                                         CONFIDENTIAL TREATMENT



                      -----------------------------------
                                   SCHEDULE A

                                  ------------

                                LICENSED PATENTS
                      -----------------------------------



[*]






/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                         CONFIDENTIAL TREATMENT



                ------------------------------------------------

                                   SCHEDULE B

                                  ------------

                              LIST OF HPC ANTIGENS
                ------------------------------------------------




                [*]










/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

               -------------------------------------------------
                                   APPENDIX A

                                  ------------

                         TERMS AND CONDITIONS APPLICABLE
                              TO RESEARCH CONTRACT
                -------------------------------------------------


1.       OBJECT.

         Pursuant to a mutually agreed upon research program which shall be definitely established by the Research Committee referred to in Section
         2. hereinafter on terms substantially in accordance with the draft research program attached hereto as EXHIBIT+1 (the "RESEARCH PROGRAM"), VRI agrees to conduct research works described therein and LICENSEE agrees to support and fund such Research Program in accordance with the terms and conditions set forth here below.

2.       OVERSIGHT OF THE RESEARCH PROGRAM.

2.1. OVERSIGHT. The Research Program shall be overseen and monitored by the Research Committee as described herein (the "COMMITTEE").

2.2. MEMBERSHIP. VRI and LICENSEE shall each appoint two (2) persons (or such other number of persons as the Parties may determine) to serve on the Committee. Such representatives shall be qualified, by reason of background and experience, to assess the scientific progress of the Research Program. Each Party shall have the right to change its representation on the Committee upon written notice sent to the other.

2.3. CHAIR. The Committee shall be chaired by one representative of LICENSEE.

2.4.     RESPONSIBILITIES. The Committee shall have authority to:

         (i) review and approve the draft Research Program and establish the definitive Research Program;

         (ii) make recommendations regarding the performance of the Research Program and the conduct of research works pursuant thereto, and monitor performance thereunder;

         (iii)    modify the Research Program as it determines, for each twelve
                  (12) month period during the term thereof;

         (iv) review any and all proposed publication or communication relating to the Research Program and the results therefrom;

         (v) review any and all proposed filings of patent applications in connection with the Research Program.

2.5. MEETINGS. The Committee shall meet not less than two (2) times a year during the term of the Research Program, at such dates and times as agreed to by the Parties. Meetings in person shall normally take place at VRI's premises or such other place as may be mutually agreed upon. Meetings may be held by telecommunication means. At such meetings, the Committee shall discuss the Research Program and the status of performance by VRI under the Program, evaluate the results thereof and set priorities therefor. The Committee shall prepare written minutes of each meeting and a written record of all decisions whether made at a formal meeting or not. Such minutes shall incorporate semi-annual research reports prepared by VRI.



3.       THE PRINCIPAL INVESTIGATOR.

3.1. PRINCIPAL INVESTIGATOR. The Principal Investigator of the Research Program shall be Dr Kevin KILLEEN, an employee of VRI ("PRINCIPAL INVESTIGATOR"). VRI shall consult with LICENSEE regarding any replacement of the Principal Investigator, PROVIDED, however, that VRI shall have the right to make, and shall make, the final determination regarding any such replacement. The Principal Investigator shall be appointed as a member of the Committee and may be designated by VRI to act on behalf of VRI as co-chair on such Committee.


3.2. DUTIES. The Principal Investigator shall direct the Research Program and coordinate the efforts of other researchers involved in the performance of such Program. The Principal Investigator shall sit with the Committee as provided in Section 2. hereof, shall contribute to the performance of the duties set forth hereunder and shall be afforded the opportunity to actively participate in all Committee deliberations. The Principal Investigator shall provide reasonably detailed status reports of the Research Program to the Committee at six-month intervals, as well as at the earliest practicable time whenever, in the Principal Investigator's judgment, an invention is created or reduced to practice. The Principal Investigator shall devote such time and efforts as may be required to fulfill his duties hereunder and to ensure the successful administration and coordination of the Research Program.


3.3. REPLACEMENT. The Principal Investigator may be replaced at any time upon the written request of either Party. In such event, or if the then existing Principal Investigator is no longer able or is unwilling so to serve, the Parties shall endeavour to find a mutually acceptable substitute. If no mutually acceptable substitute can be agreed upon within a reasonable time, then HPC shall have the right to terminate forthwith the Research Program, and effect of such termination shall be as provided for in Section 6.2 hereof, it being understood that termination of the Research Program shall not entail termination of, and shall be without any prejudice whatsoever to, the License Agreement.

                                                         CONFIDENTIAL TREATMENT


4.       CONDUCT OF RESEARCH PROGRAM.

4.1. GOOD LABORATORY PRACTICES. The Research Program shall be conducted by VRI at VRI's laboratories. VRI shall use all reasonable efforts to complete research works in accordance with the said Program. Any research work performed by VRI pursuant hereto shall be in compliance with current Good Laboratory Practices (cGLP) as applicable in the United States of America.

4.2. LABORATORY NOTEBOOKS. VRI shall cause its employees to maintain laboratory notebooks. Such laboratory notebooks shall set forth such work in detail, including a clear description of the purposes for which the work has been undertaken and the results expected; sufficient details, diagrams, plans, sketches and identification of materials used, formulations and operating conditions under which the work was conducted as may be necessary to understand and reproduce the work conducted; identification of any intermediate or final results achieved; and if such laboratory notebooks contain any interpretations of data, they shall also describe the rough data upon which such interpretations have been based. VRI shall further cause its employees, agents and permitted subcontractors maintaining such laboratory notebooks to have their work corroborated periodically, which corroboration shall include at least personal witnessing of the notebooks indicating that the witness has read and understood the material on the page witnessed on the date that he or she signed it.



5.       FINANCIAL CONDITIONS.

5.1. SUPPORT COMMITMENT. In consideration of the work performed by VRI pursuant to and in accordance with the Research Program, LICENSEE shall make available to VRI during the Research Program a maximum of [*] (the "Commitment"). The Commitment shall be inclusive of all costs incurred by VRI implementing the Research Program.

5.2. PAYMENTS SCHEDULE. Support payments shall be made by LICENSEE to VRI in one single payment within fifteen (15) days of the Effective Date of this Agreement.

5.3. REPORTING. VRI shall report and reconcile budgeted versus actual expenditures on a semi-annual basis. Two copies of the semi-annual report shall be sent to HPC. Upon reasonable advance request and at reasonable times (but not on more than two occasions), HPC shall have the right on demand to receive full and true financial information regarding any and all matters affecting compliance with Research Program and any amounts funded hereunder and to inspect the relevant books and records of VRI relating thereto, at HPC expenses, using representatives of its choice. VRI's books of account and all necessary supporting data shall be kept for at least three (3) years following the end of the fiscal year to which each will pertain. In the event that amounts funded pursuant hereto exceeds actual




/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

         expenditures incurred by VRI, VRI shall promptly reimburse such excess to HPC, unless the Parties mutually agree on an extension of the Research Program which would require consummation of such excess.


5.4. NO CONFLICT WITH RESEARCH PROGRAM. VRI agrees that the Commitment provided by LICENSEE shall be applied to the Research Program and may not, without LICENSEE prior written approval, be used in support of any other research at VRI.

5.5. TITLE TO EQUIPMENT. VRI shall retain title to any equipment purchased with funds provided by LICENSEE under this Agreement, if such purchase is mutually agreed upon as part of the Research Program budget.

6.       TERM OF THE RESEARCH PROGRAM.

6.1. The term of the Research Program shall be twelve (12) months as from January 1, 1997, unless terminated earlier upon termination of this Agreement in accordance with Article 10 of the License Agreement.

6.2. HPC shall be entitled to forthwith terminate the Research Program and cease funding thereof (i) in the event of disagreement between the Parties as to the replacement of the Principal Investigator under
         Section 3.3 hereinabove, and (ii) in the event of a material breach by VRI of any VRI's obligations and covenants hereunder. In the event of any such termination, VRI shall reimburse HPC of any amounts paid by HPC and found in excess of VRI's actual expenditures (reasonable termination costs excluded) further to an accounting audit conducted in accordance with Section 5.3 above. VRI's right to receive any unpaid balance otherwise committed by HPC as support commitment to the Research Program pursuant to Section 5.1 hereof shall become forfeited and no further payments with respect to Research Program shall be due to VRI by HPC. Termination of the Research Program pursuant to this
         Section 6.2. shall not entail termination of, and shall be without any prejudice whatsoever to the License Agreement.



7.       CONFIDENTIALITY.

         In order to facilitate the Research Program, either Party may disclose confidential or proprietary information owned or controlled by it to the other. It is hereby understood and agreed that such information shall be deemed "CONFIDENTIAL INFORMATION" as defined in Article 8 of the License Agreement and treated as such.

8.       PUBLICATIONS.

         Each Party shall have the right to publish or present the Results of the Research Program and announce scientific progress of the Research Program, provided such publication, presentation or announcement (and any revisions thereof, a "Publication") is submitted to the other Party through the Committee at least sixty (60) days prior to submitting it to any Third-Party (including any editing person). The other Party shall have sixty (60) days after receipt of the draft Publication to review and comment on such draft. Upon notice within such sixty (60) day period by the other Party that such Party reasonably believes the Publication would amount to the public disclosure of a patentable invention upon which a patent application should be filed prior to any such disclosure, submission of the concerned Publication to Third-Parties shall be delayed for a ninety (90) day period from the date of said notice, or for such longer period which may appear necessary for appropriately drafting and filing a patent application covering such invention. If the other Party reasonably believes that the Publication would amount to the public disclosure of such other Party's Confidential Information, said other Party may request deletion of such information from the proposed Publication. In addition, each Party shall duly take into account comments made by the other Party on any Publication and shall accept to have employees or others acting on behalf of the other Party be mentioned as co-authors on any Publication describing results to which such persons will have contributed.

9.       INVENTIONS.

         Ownership of inventions, whether or not patentable, and of any patent applications and patents based thereon, which may result from the Research Program (the "RESEARCH INVENTIONS") shall be established in accordance with the following:

         (i) Any Research Invention which is solely directed to the VRI Technology and/or VECTOR, per se, shall be owned by VRI and automatically licensed by VRI to HPC subject to and in accordance with the LICENSE, except that if any such invention is patented, the term of the corresponding patent shall not be taken into account to determine the Royalty Term;

         (ii) Any Research Invention solely directed to an HPC Antigen or an Other Hp Antigen, shall be owned by HPC;

         (iii) Any Research Invention which is directed to the combination of the VRI Technology and an antigen or antigens or another piece of technology controlled by HPC rather than antigens in general, shall be jointly owned by VRI and HPC and be considered a Joint Invention. VRI's interest in such Joint Invention shall be deemed automatically licensed by VRI to HPC subject to and in accordance with the LICENSE, except that if any such invention is patented, the term of the corresponding patent shall not be taken into account to determine the Royalty Term. Except for the rights granted to HPC in the Field of Use under the LICENSE, neither Party shall exploit a Joint Invention without the prior agreement in writing of the other Party, provided VRI may request HPC to enter into good faith negotiations if VRI wishes to exploit any such Joint Invention outside the Field of Use or within the scope of the non-exclusive LICENSE.

         (iv) Any Research Invention which is directed to the combination of VRI Technology and to antigens in general shall be owned by VRI and automatically licensed by VRI to HPC, subject to and in accordance with the LICENSE, except that if any such invention is patented, the term of the corresponding patent shall not be taken into account to determine the Royalty Term.

                                                         CONFIDENTIAL TREATMENT


                -----------------------------------------------
                                   APPENDIX B

                                   -----------

                       TERMS AND CONDITIONS APPLICABLE TO
                                  VECTOR SUPPLY
                -----------------------------------------------


1. THE SUPPLY AGREEMENT. VRI has stated to LICENSEE its current intention to establish itself as a manufacturer of the VECTOR. Provided VRI can reasonably demonstrate that it shall be able to timely manufacture VECTOR under current Good Manufacturing Practice at competitive cost in sufficient quantities, LICENSEE shall purchase from VRI LICENSEE's requirements for VECTOR for use in the manufacture of PRODUCTS under the terms and conditions of a supply agreement (the "SUPPLY AGREEMENT"), which agreement shall be negotiated in good faith in a timely fashion by the Parties hereto so as to become effective at least six months before LICENSEE's expected First Commercial Sale of PRODUCTS. The Parties agree to negotiate in good faith in a timely fashion the detailed terms and conditions of the Supply Agreement which shall include at a minimum the following terms and conditions set forth in this Article 1, as well as such other terms and conditions as may be agreed upon by the Parties.


2. VECTOR REQUIREMENTS. The Supply Agreement shall provide that VRI shall manufacture or have manufactured and LICENSEE shall purchase from VRI, LICENSEE's entire requirements of VECTOR (clinical lots as well as commercial lots) for PRODUCTS and that LICENSEE shall purchase such VECTOR for its own use in manufacturing PRODUCTS only and shall not be permitted to sell or re-sell VECTOR to any Third-Party.

3. SPECIFICATIONS. The Supply Agreement shall provide for (i) specifications that VRI shall be obligated to comply with; (ii) quality control criteria and procedures; and (iii) LICENSEE's reasonable acceptance criteria for the VECTOR.

4. FORECASTS AND ORDERS. The Supply Agreement shall provide for the establishment of reasonable rolling forecasts and placement of orders which shall take into account VRI's need to rationally plan its manufacturing of VECTOR consistent with its other manufacturing obligations.

5. PRICE. The price of VECTOR shall be negotiated in good faith by the Parties and set forth in the Supply Agreement, but in no event shall such price be for less than [*].





/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

6. BACK-UP INVENTORIES. Pursuant to the Supply Agreement, VRI shall agree to supply, and LICENSEE shall agree to maintain inventory of VECTOR in its own facility sufficient to meet its forecasted needs.

7.       WARRANTIES. Pursuant to the Supply Agreement, VRI shall warrant that
         (i) VECTOR at the time of delivery shall meet the specifications referred to in Section 3. hereinabove; (ii) VECTOR shall be manufactured in accordance with current Good Manufacturing Practices in effect in the country where it is manufactured or in compliance in all material respects with the principles of the current Good Manufacturing Practices in effect in any other country where PRODUCTS are manufactured and/or sold (if more stringent than cGMP first referred above) and any relevant establishment and product licenses issued by any public health authority having jurisdiction. LICENSEE shall inform VRI of the countries in which PRODUCT is to be licensed to be sold and of any and all Agency(ies) responsible in such countries. Upon request, LICENSEE shall provide VRI with information regarding the regulatory requirements in each such country. VRI SHALL DISCLAIM ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS.

8. QUALITY AUDIT. Pursuant to the Supply Agreement, VRI shall permit LICENSEE, upon reasonable notice and at reasonable times, at LICENSEE's expense, to audit in cooperation with VRI's personnel production, packaging, quality control and forwarding facilities of VRI and any of its significant suppliers as they relate to VRI's manufacturing responsibilities under the Supply Agreement.

9. ADVERSE EVENTS REPORTING. Under the Supply Agreement, the Parties shall establish a procedure for monitoring and reporting adverse drug experiences, consistent with Article 15 of the License Agreement.

10. ASSURANCE OF SUPPLY. Under the terms of the Supply Agreement, LICENSEE and VRI shall cooperate to anticipate LICENSEE's reasonable long-term requirements for VECTOR, and VRI shall take reasonable measures to assure that LICENSEE's reasonable requirements can be met, which measures may include the qualification of more than one manufacturing facility (including one such facility that may be operated by LICENSEE or an Affiliate of LICENSEE, in which case VRI shall transfer manufacturing Know-how in accordance with Section 11 hereinafter) and/or maintenance of safety stocks of VECTOR as provided for in
         Section 6 hereof.



11.      TRANSFER OF MANUFACTURING TECHNOLOGY.

         The Supply Agreement shall contain provisions for the compulsory transfer of Manufacturing Know-How from VRI to HPC under certain circumstances such as, but not necessarily limited to, durable failure to supply by VRI, VRI's Affiliates or contractors, VRI's material breach of the Supply Agreement or VRI's bankruptcy.

12. NO ASSIGNMENT ; NO SUB-CONTRACT. VRI shall neither assign nor sub-contract any part of its rights and obligations under this APPENDIX B, or any part of its manufacturing responsibility under the Supply Agreement, to any third Party without the prior written agreement of LICENSEE which shall not unreasonably withheld.

13. LIABILITIES, INDEMNIFICATION AND INSURANCE. The Supply Agreement shall include provisions relating to liabilities, indemnification and insurance substantially similar to the provisions of the Indemnity Agreement herewith attached as EXHIBIT 1.



                 ---------------------------------------------
                                    EXHIBIT 1

                                   ----------

                               INDEMNITY AGREEMENT
                 ---------------------------------------------


WHEREAS, HPC (hereinafter called "Purchaser") and VRI (hereinafter called "Supplier") have entered into a License Agreement (the "License") relating to the use of a certain VECTOR (the "VECTOR") known as VibrioVec for use as a delivery system in vaccines against Helicobacter pylori infections, dated as of December 1, 1997;

WHEREAS, pursuant to the License, Supplier has agreed to sell, and Purchaser has agreed to purchase, certain quantities of VECTOR, under terms and conditions set forth in short form in the relevant provisions contained in APPENDIX B of the License and to be finally established in a Supply Agreement to be negotiated in good faith in a timely manner by the parties hereto;

WHEREAS, Purchaser is planning to enter into human clinical trials using VECTOR;

WHEREAS, in order to allow these actions to be timely undertaken, the parties have agreed to set-up terms and conditions applicable to liabilities and indemnification in connection with the early supply of clinical lots of VECTOR which have previously been supplied to Purchaser, in advance of entering into the definitive Supply Agreement.

NOW, THEREFORE, in consideration of the premises herein and for other good and valuable consideration, the parties hereto agree as follows:

1.       PURPOSE.

         This Agreement shall set forth the terms and conditions under which Purchaser shall provide and maintain insurance coverage and indemnify Supplier in certain circumstances in connection with the use of VECTOR by Purchaser in human clinical trials.

2.       INSURANCE.

         Each party, at its own expense, will maintain, with insurers which are rated A or better by A.M. BEST, a General Product Liability, Environmental and, in the case of Purchaser, Clinical Trial insurance program(s) in an amount commensurate with the risks incurred. Purchaser will cause (a) Supplier to be named as an additional insured under Purchaser's General & Product Liability and Environmental Liability insurance policies (but under those policies only and with coverage limited to Claims as defined in Section 4 hereof), (b) such insurance to be designated as primary to any insurance which may be carried by Supplier, and (e) such insurance to provide that it can only be cancelled or materially altered upon not less than thirty (30) days notice to Supplier. Purchaser shall not assert against Supplier and hereby waives any and all claims against Supplier for losses, damages, liability, judgments, costs and expenses (including attorney's fees) imposed upon or incurred by Purchaser as a result of or arising out of any claim covered by such insurance to the extent of such coverage and to the extent Purchaser will have agreed to indemnify Supplier pursuant to Section 4 hereinafter.

3.       INSURANCE CERTIFICATES.

         Prior to issuing the first purchase order to Supplier and from time to time thereafter as reasonably required by Supplier, Purchaser shall furnish Supplier with (an) insurance certificate(s) evidencing compliance with Insurance Section above, and reciprocally.

4.       INDEMNITY.

         Notwithstanding the existence or lack of insurance, Purchaser shall, at its sole cost and expense, defend Supplier from any and all claims, demands, actions or causes of action, at law or in equity (including but not limited to claims by Purchaser's employees and customers and including an environmental liability) (a "Claim") and indemnify and hold Supplier harmless from all damages, liabilities, losses, costs, judgments, orders, assessments, interest, penalties, fines, settlement payments, costs and expenses (including, without limitation, reasonable attorneys fees and other investigation and defense costs and expenses) incurred by Supplier which arise out of or result in any way from bodily injury (including death) or property damage, however arising out of, or related in any way, to Purchaser's possession, use, sale, distribution, processing, shipment, storage or disposal of the VECTOR or any derivative thereof sold or otherwise transferred by Supplier to Purchaser for the purpose described in the preamble to this Agreement. Purchaser shall have the duty to defend, indemnify and hold Supplier harmless against any actual or alleged negligence by Supplier. In the event that Purchaser fails to promptly and diligently investigate and defend or settle any Claim then Supplier shall have the right, at Purchaser's cost, expense and risk, from that time forward to have sole control of the defense of the Claim and all negotiations for its settlement or compromise.

         Notwithstanding the foregoing, the INDEMNITY provided for hereinabove shall not apply to the extent that the Claim arises out of, is based upon or results from the gross negligence or willful misconduct (which shall include misrepresentation or concealment of data relating to toxicity of VECTOR) of Supplier, or an event having occurred before the time that title to VECTOR (or to any shipment or unit thereof) passes to Purchaser, in which cases Supplier shall defend, indemnify and hold Purchaser harmless in the same manner and to the same extent than provided for hereinabove where Purchaser is the indemnifying party, and PROVIDED further that, in any event, the INDEMNITY provided for hereinabove shall not apply to the extent the Claim is a claim for environmental liability arising out of, based upon or resulting from an event occurring at a Supplier's facility or a facility of a supplier's sub-contractor, or at any other place (including during transportation) prior to the time title to VECTOR (or to any shipment or unit thereof) passes to Purchaser.

         The Indemnity provided for herein shall be limited to Claims relating to units of VECTOR sold or otherwise transferred by Supplier to Purchaser for the purpose described in the preamble to this Agreement, as identified in the invoices and/or control certificates and other commercial and pharmaceutical documentation issued by Supplier to Purchaser along with the delivery of such units of VECTOR.

5.       COSTS & EXPENSES.

         The indemnities in INDEMNITY Paragraph of this Agreement include all costs and expenses reasonably required to investigate and to defend any such claim or action, any amount paid or required to be paid to settle such claim or action, or any amount paid or required to be paid to settle such claim or action, or any amount finally awarded by a court as damages or otherwise in any such action, provided that neither party will have an obligation to pay or to reimburse the other party for the amount of any internal expenses (including, but not limited to, compensation paid to its employees) that it may incur in connection with its cooperation in the investigation and/or defense of such claim or action.

6.       LIMITATION OF LIABILITY.

         IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY TO THE OTHER PARTY HEREUNDER OR OTHERWISE FOR ANY LOSS OF PROFITS, COST OR COVER OR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, HOWEVER CAUSED, WHETHER BY THE OTHER PARTY'S BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, NEGLIGENCE, STRICT LIABILITY UNDER LAW OR OTHERWISE.

7.       SURVIVAL.

         The provisions of this Agreement shall survive the expiration and/or termination of this Agreement, unless this Agreement is superseded by the Supply Agreement, in which case the provisions relating to Liabilities and Indemnification contained in said Supply Agreement will supersede this Agreement.

                                                         CONFIDENTIAL TREATMENT



CONFlDENTIAL
Exhibit I to Appendix A


                                RESEARCH PROPOSAL
            APPLICATION OF VIBRIOVEC(TM) AND ATTENUATED SALMONELLA AS
                           LIVE ORAL VECTORS FOR PM-O
                         PROPRIETARY H. PYLORI ANTIGENS





[*]












/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission. A total of 8 pages have been omitted from this
    Exhibit 1 to Appendix A.